Exhibit 99.1

NEWS RELEASE
HOUSTON and LONDON, July 26, 2013

LyondellBasell Reports Second-Quarter 2013 Results

Second-Quarter 2013 Highlights

•	Record diluted earnings per share of $1.60; $923 million income from continuing operations

•	EBITDA of $1,652 million; strong olefins results continue

•	Increased interim quarterly dividend by 25% to $0.50 per share

•	Repurchased approximately 5.4 million shares during the quarter

•	Credit rating upgraded by Moody’s

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the second quarter 2013 of $1.60 diluted earnings per share or $923 million. Second quarter 2013 EBITDA was $1,652 million. The increase was primarily due to improved operating results in the olefins and polyolefins segments.

Comparisons with the prior quarter and second quarter 2012 are shown below:

Table 1 - Earnings Summary

	Three Months Ended			Six Months Ended
Millions of U.S. dollars (except share data)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Sales and other operating revenues	$11,103	$10,669	$11,248	$21,772	$22,982
Net income(a)	927	900	768	1,827	1,367
Income from continuing operations	923	906	768	1,829	1,362
Diluted earnings per share (U.S. dollars):
Net income(b)	1.61	1.55	1.33	3.16	2.37
Income from continuing operations	1.60	1.56	1.33	3.16	2.36
Diluted share count (millions)	578	578	577	578	576
EBITDA(c)(d)	1,652	1,585	1,727	3,237	2,954

(a)	Includes net loss attributable to non-controlling interests and loss from discontinued operations, net of tax. See Table 11.
(b)	Includes diluted loss per share attributable to discontinued operations.
(c)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to income from continuing operations.
(d)	Includes a $71 million lower of cost or market inventory valuation adjustment in the second quarter and first six months of 2012.

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Results also reflect the following charges and benefits:

Table 2 - Charges (Benefits) Included in Income from Continuing Operations

	Three Months Ended			Six Months Ended
Millions of U.S. dollars (except share data)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Pretax charges (benefits):
Charges and premiums related to repayment of debt	$—	$—	$329	$—	$329
Reorganization items	—	—	—	—	(5)
Impairments	—	—	—	—	22
Warrants - mark to market	—	—	—	—	10
Insurance settlement	—	—	(100)	—	(100)
Lower of cost or market inventory adjustment	—	—	71	—	71
Total pretax charges (benefits)	—	—	300	—	327
Provision for (benefit from) income tax related to these items	—	—	(109)	—	(114)
After-tax effect of net charges (credits)	$—	$—	$191	$—	$213
Effect on diluted earnings per share	$0	$0	($0.33)	$0	($0.36)

“Overall, it was a strong quarter. We achieved record quarterly earnings and advanced our plans for the future on several fronts. The back-to-basics strategy that we put in place three years ago continues to yield strong results and returns for our shareholders. This was particularly evident in both our U.S. and European olefins businesses. In both regions, our plants ran well above average industry operating rates while also utilizing additional advantaged natural gas liquid feedstocks,” said Jim Gallogly, LyondellBasell Chief Executive Officer.

“We continue to invest in our assets, completing turnarounds at one propylene oxide plant in the U.S. and another in Europe and concluding the butadiene expansion at Wesseling, Germany during the second quarter. Our well positioned assets and strong operations enabled us to increase our dividend and initiate a share repurchase program. During the latter part of the quarter, we purchased almost one percent of our outstanding shares and increased our dividend by 25 percent to 50 cents per share,” Gallogly said.

OUTLOOK

“Industry conditions in the U.S. are relatively unchanged from the first half of the year. Our integrated assets and diversified portfolio of U.S. olefins and Intermediates and Derivatives businesses remain very profitable. In Europe, the market continues to seek equilibrium in a slow economy, and we have seen rising naphtha prices. Refining has been a challenging industry and continues to evolve. We believe that these market conditions coupled with an imbalance within renewable fuel requirements will continue to pressure our near term results. Our path and strategy remain unchanged, and LyondellBasell is well-positioned to continue generating strong results and rewarding our shareholders,” Gallogly said.

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LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell operates in five business segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – EAI; 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Olefins and Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 3 - O&P–Americas Financial Overview

	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating income	$872	$821	$700	$1,693	$1,219
EBITDA	951	898	781	1,849	1,376

Three months ended June 30, 2013 versus three months ended March 31, 2013 – The segment achieved record EBITDA results in the second quarter of 2013. EBITDA increased $53 million versus the first quarter 2013. Compared to the prior period, olefins results decreased approximately $30 million primarily due to lower margins, driven by a 2 cents per pound lower average ethylene price and lower co-product values, which more than offset higher ethylene sales volumes. Combined polyolefin results increased by approximately $70 million from the first quarter 2013 driven by higher margins and a 13 percent increase in polypropylene sales volumes. Joint venture equity income increased by $4 million.

Three months ended June 30, 2013 versus three months ended June 30, 2012 – EBITDA increased $170 million in the second quarter 2013 versus the second quarter 2012. Excluding the impact of a $71 million lower of cost or market adjustment and a $29 million insurance settlement in the second quarter 2012, EBITDA increased $128 million. Olefins results increased approximately $95 million compared to the prior year period as a result of higher olefins volumes. Olefins production volumes were higher compared to the second quarter 2012, which was impacted by a planned maintenance turnaround. The price of ethylene increased by approximately 1 cent per pound compared to the prior year period. Polyethylene results improved by approximately $10 million as sales volumes increased 5 percent versus the prior year period. Polypropylene results declined by approximately $30 million due to a decline in spread of 2 cents per pound. Joint venture equity income increased by $4 million.

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Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and polybutene-1 resins.

Table 4 - O&P–EAI Financial Overview

	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating income	$189	$93	$203	$282	$206
EBITDA	295	225	305	520	420

Three months ended June 30, 2013 versus three months ended March 31, 2013 – EBITDA increased $70 million in the second quarter 2013 versus the first quarter 2013. Olefins results improved approximately $50 million primarily due to olefin margins expansion related to increased liquefied petroleum gas (LPG) feedstock cracking, naphtha price volatility, and increased production rates. Combined polyolefin results increased by approximately $10 million, driven by an approximately 10 percent increase in sales volumes. Polypropylene compounds and polybutene-1 results increased by approximately $30 million as a result of margin expansion, primarily due to lower raw materials prices and higher sales volume. Equity income from joint ventures decreased by $23 million from the first quarter 2013.

Three months ended June 30, 2013 versus three months ended June 30, 2012 – EBITDA declined $10 million versus the second quarter 2012. Olefins results declined by approximately $65 million, primarily as a result of lower butadiene margins. Combined polyolefin results increased by approximately $15 million primarily as a result of a 22 percent increase in sales volumes in the second quarter 2013. Polypropylene compounds and polybutene-1 results increased by approximately $25 million from the prior year period as a result of higher polypropylene compounds margins. Equity income from joint ventures was relatively unchanged from the second quarter 2012.

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Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol), acetyls, ethylene oxide and its derivatives, and oxyfuels.

Table 5 - I&D Financial Overview

	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating income	$285	$323	$390	$608	$760
EBITDA	338	373	432	711	849

Three months ended June 30, 2013 versus three months ended March 31, 2013 – EBITDA decreased $35 million versus the first quarter 2013. Plant turnarounds negatively impacted segment results by approximately $30 million. Including turnaround impacts, results for PO and PO derivatives decreased by approximately $50 million. Competitive pressure reduced butanediol margins while volumes declined seasonally on lower sales into aircraft deicing. Intermediate chemicals results were relatively unchanged as higher acetyls and ethylene glycol volumes offset lower results in styrene and C4 chemicals. Oxyfuels results improved by approximately $15 million due to higher second quarter 2013 volumes. Equity income from joint ventures was relatively unchanged.

Three months ended June 30, 2013 versus three months ended June 30, 2012 – EBITDA decreased $94 million compared to the second quarter 2012. Excluding the second quarter 2012 benefit of an $18 million insurance settlement, EBITDA decreased $76 million. Results for PO and PO derivatives declined by approximately $70 million primarily due to higher costs related to 2013 turnarounds and lower butanediol margins. Merchant PO volumes and margins were relatively unchanged. Intermediate chemicals results were relatively unchanged as higher acetyls and ethylene glycol volumes were offset by lower C4 chemical volumes due to plant turnarounds. Oxyfuels results declined by approximately $20 million as a result of lower margins which more than offset higher sales volumes in the 2013 period. Equity income from joint ventures increased by $10 million from the second quarter in 2012.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 6 - Refining Financial Overview

	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating income (loss)	($16)	($17)	$124	($33)	$134
EBITDA	20	20	160	40	208

Three months ended June 30, 2013 versus three months ended March 31, 2013 – EBITDA was relatively unchanged versus the first quarter 2013. Our refinery operated at 265,000 barrels per day, up 92,000 barrels per day from the prior quarter when the refinery completed a scheduled maintenance turnaround. The volume improvement was offset by the increased cost of renewable fuel standard requirements and a decline in margins in the second quarter 2013. Compared to the prior quarter, the Maya 2-1-1 benchmark crack spread declined by $2.48 per barrel, averaging $18.49 per barrel. The cost of Renewable Identification Numbers (RINs) to meet U.S. renewable fuel standards increased by $22 million versus the first quarter 2013.

Three months ended June 30, 2013 versus three months ended June 30, 2012 – EBITDA decreased $140 million versus the second quarter 2012. Excluding the second quarter 2012 benefit of a $53 million insurance settlement, EBITDA decreased by $87 million. Our refinery operated at 265,000 barrels per day, down 2,000 barrels per day from the prior year period. Compared to the second quarter 2012, the decline in Maya 2-1-1 benchmark spread of $4.67 per barrel and higher natural gas cost negatively impacted results. The cost of RINs increased by $38 million compared to the same quarter last year.

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Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 7 - Technology Financial Overview

	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating income	$39	$50	$30	$89	$68
EBITDA	59	66	50	125	106

Three months ended June 30, 2013 versus three months ended March 31, 2013 – EBITDA decreased by $7 million primarily as a result of lower licensing revenues.

Three months ended June 30, 2013 versus three months ended June 30, 2012 – EBITDA increased by $9 million led by higher catalyst and licensing revenues.

Capital spending and cash balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology related expenditures, were $387 million in the second quarter 2013. Our cash balance was $3.2 billion at June 30, 2013. We repurchased 5.4 million of our outstanding ordinary shares and paid $261 million in dividends during the second quarter of 2013. In early third quarter 2013, we issued 10-year and 30-year bonds with an aggregate principal amount of $1.5 billion for which we received proceeds of approximately $1.45 billion after deducting underwriting discounts and offering expenses.

CONFERENCE CALL

LyondellBasell will host a conference call July 26 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Jim Gallogly, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President - Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 877-950-3594. For international numbers, go to www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 1231245.

A replay of the call will be available from 2 p.m. ET July 26 until Aug. 26 at 11 p.m. ET. The replay dial-in numbers are 866-460-9739 (U.S.) and +1 203-369-1347 (international). The pass code for each is 2323.

The slides that accompany the call will be available at http://www.lyondellbasell.com/earnings.

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ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyondellbasell.com) manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2012, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

NON-GAAP MEASURES

This release makes reference to certain “non-GAAP” financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the

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underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	David A. Harpole +1 713-309-4125
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,349	$3,283	$3,217	$3,085	$12,934	$3,244	$3,251	$6,495
Olefins & Polyolefins - Europe, Asia, International	3,898	3,575	3,448	3,600	14,521	3,800	3,708	7,508
Intermediates & Derivatives	2,485	2,285	2,637	2,251	9,658	2,282	2,217	4,499
Refining	3,203	3,496	3,272	3,320	13,291	2,468	3,077	5,545
Technology	119	115	124	140	498	134	132	266
Other	(1,320)	(1,506)	(1,425)	(1,299)	(5,550)	(1,259)	(1,282)	(2,541)

Continuing Operations	$11,734	$11,248	$11,273	$11,097	$45,352	$10,669	$11,103	$21,772

Operating income (loss):
Olefins & Polyolefins - Americas	$519	$700	$738	$693	$2,650	$821	$872	$1,693
Olefins & Polyolefins - Europe, Asia, International	3	203	15	(94)	127	93	189	282
Intermediates & Derivatives	370	390	424	246	1,430	323	285	608
Refining	10	124	114	86	334	(17)	(16)	(33)
Technology	38	30	31	23	122	50	39	89
Other	—	2	6	5	13	(3)	(5)	(8)

Continuing Operations	$940	$1,449	$1,328	$959	$4,676	$1,267	$1,364	$2,631

Depreciation and amortization:
Olefins & Polyolefins - Americas	$65	$71	$69	$76	$281	$75	$69	$144
Olefins & Polyolefins - Europe, Asia, International	69	69	63	84	285	77	76	153
Intermediates & Derivatives	47	48	49	50	194	48	50	98
Refining	38	37	36	37	148	36	37	73
Technology	18	19	18	18	73	17	20	37
Other	—	—	1	1	2	—	2	2

Continuing Operations	$237	$244	$236	$266	$983	$253	$254	$507

EBITDA: (a)
Olefins & Polyolefins - Americas	$595	$781	$814	$778	$2,968	$898	$951	$1,849
Olefins & Polyolefins - Europe, Asia, International	115	305	102	26	548	225	295	520
Intermediates & Derivatives	417	432	475	297	1,621	373	338	711
Refining	48	160	150	123	481	20	20	40
Technology	56	50	49	42	197	66	59	125
Other	(4)	(1)	(1)	(1)	(7)	3	(11)	(8)

Continuing Operations	$1,227	$1,727	$1,589	$1,265	$5,808	$1,585	$1,652	$3,237

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$102	$135	$126	$105	$468	$122	$122	$244
Olefins & Polyolefins - Europe, Asia, International	60	39	60	95	254	63	46	109
Intermediates & Derivatives	18	24	44	73	159	106	141	247
Refining	38	27	24	47	136	93	67	160
Technology	9	8	12	14	43	7	6	13
Other	2	3	1	(1)	5	—	5	5

Total	229	236	267	333	1,065	391	387	778
Deferred charges included above	(1)	(3)	(1)	—	(5)	—	—	—

Continuing Operations	$228	$233	$266	$333	$1,060	$391	$387	$778

(a)	See Table 9 for EBITDA calculation.

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Table 9 - EBITDA Calculation

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD

Net income attributable to the Company shareholders	$600	$770	$846	$632	$2,848	$901	$929	$1,830
Net loss attributable to non-controlling interests	(1)	(2)	(2)	(9)	(14)	(1)	(2)	(3)
(Income) loss from discontinued operations, net of tax	(5)	—	7	22	24	6	(4)	2

Income from continuing operations	594	768	851	645	2,858	906	923	1,829
Provision for income taxes	301	306	435	285	1,327	357	410	767
Depreciation and amortization	237	244	236	266	983	253	254	507
Interest expense, net	95	409	67	69	640	69	65	134

EBITDA	$1,227	$1,727	$1,589	$1,265	$5,808	$1,585	$1,652	$3,237

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Table 10 - Selected Segment Operating Information

	2012					2013
	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	1,988	2,134	2,401	2,449	8,972	2,337	2,412	4,749
Propylene produced	533	615	633	582	2,363	624	529	1,153
Polyethylene sold	1,371	1,327	1,430	1,438	5,566	1,396	1,389	2,785
Polypropylene sold	649	634	639	576	2,498	565	637	1,202
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	103.0	93.4	92.2	88.2	94.1	94.4	94.2	94.3
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	119.9	108.2	109.4	109.5	111.7	113.9	104.6	109.1
Natural gas (USD per million BTUs)	2.7	2.3	2.9	3.5	2.9	3.5	4.2	3.9
U.S. weighted average cost of ethylene production (cents/pound)	28.5	18.4	19.7	18.6	21.2	13.8	15.7	14.7
U.S. ethylene (cents/pound)	54.9	46.9	45.4	45.7	48.3	48.0	46.3	47.2
U.S. polyethylene [high density] (cents/pound)	67.0	63.0	59.3	59.7	62.3	66.7	68.7	67.7
U.S. propylene (cents/pound)	68.7	65.7	51.3	56.0	60.4	75.0	63.3	69.2
U.S. polypropylene [homopolymer] (cents/pound)	81.2	76.7	63.8	68.5	72.5	88.0	76.2	82.1

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	945	930	802	833	3,510	912	991	1,903
Propylene produced	557	561	492	502	2,112	577	610	1,187
Polyethylene sold	1,320	1,130	1,243	1,250	4,943	1,206	1,314	2,520
Polypropylene sold	1,614	1,433	1,727	1,623	6,397	1,657	1,821	3,478
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	45.4	31.7	39.6	38.9	38.9	36.2	29.3	32.7
Western Europe ethylene	55.1	58.6	53.1	58.1	56.2	58.6	54.4	56.5
Western Europe polyethylene [high density]	58.6	60.9	57.2	61.0	59.4	61.2	56.8	59.0
Western Europe propylene	50.1	54.1	47.6	50.8	50.7	50.6	47.9	49.3
Western Europe polypropylene [homopolymer]	57.9	60.4	56.1	58.7	58.3	59.1	56.1	57.6

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	774	743	762	663	2,942	683	665	1,348
Ethylene oxide and derivatives	312	275	311	260	1,158	260	277	537
Styrene monomer	704	678	791	782	2,955	703	589	1,292
Acetyls	489	444	499	406	1,838	431	470	901
TBA Intermediates	462	448	441	399	1,750	434	357	791
Volumes (million gallons)
MTBE/ETBE	205	189	256	199	849	185	235	420
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	125.1	122.0	149.9	76.3	118.2	104.9	88.4	96.6

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	259	267	240	255	255	173	265	219
Benchmark Market Margins
Light crude oil - 2-1-1	9.34	14.04	14.71	7.91	11.50	9.80	11.54	10.70
Light crude oil - Maya differential	10.81	9.12	11.94	16.45	12.05	11.17	6.95	8.95

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices.

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Table 11 - Unaudited Income Statement Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD

Sales and other operating revenues	$11,734	$11,248	$11,273	$11,097	$45,352	$10,669	$11,103	$21,772
Cost of sales	10,532	9,561	9,670	9,832	39,595	9,153	9,496	18,649
Selling, general and administrative expenses	223	201	236	249	909	213	208	421
Research and development expenses	39	37	39	57	172	36	35	71

Operating income	940	1,449	1,328	959	4,676	1,267	1,364	2,631
Income from equity investments	46	27	32	38	143	59	43	102
Interest expense, net	(95)	(409)	(67)	(69)	(640)	(69)	(65)	(134)
Other income (expense), net	4	7	(7)	2	6	6	(9)	(3)

Income before taxes	895	1,074	1,286	930	4,185	1,263	1,333	2,596
Provision for income taxes	301	306	435	285	1,327	357	410	767

Income from continuing operations	594	768	851	645	2,858	906	923	1,829
Income (loss) from discontinued operations, net of tax	5	—	(7)	(22)	(24)	(6)	4	(2)

Net income	599	768	844	623	2,834	900	927	1,827
Net loss attributable to non-controlling interests	1	2	2	9	14	1	2	3

Net income attributable to the Company shareholders	$600	$770	$846	$632	$2,848	$901	$929	$1,830

LyondellBasell Industries	13
www.lyondellbasell.com

Table 12 - Unaudited Cash Flow Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD

Net cash provided by operating activities	$913	$504	$2,042	$1,328	$4,787	$799	$1,264	$2,063

Net cash used in investing activities	(185)	(245)	(266)	(317)	(1,013)	(408)	(389)	(797)

Net cash provided by (used in) financing activities	(140)	55	(234)	(1,826)	(2,145)	(234)	(526)	(760)

LyondellBasell Industries	14
www.lyondellbasell.com

Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013

Cash and cash equivalents	$1,670	$1,950	$3,527	$2,732	$2,879	$3,233
Restricted cash	9	14	19	5	6	2
Accounts receivable, net	4,209	3,888	4,083	3,904	3,878	4,023
Inventories	5,208	5,759	5,234	5,075	5,270	5,197
Prepaid expenses and other current assets	1,002	755	532	570	622	577

Total current assets	12,098	12,366	13,395	12,286	12,655	13,032
Property, plant and equipment, net	7,426	7,237	7,412	7,696	7,779	7,979
Investments and long-term receivables:
Investment in PO joint ventures	415	411	405	397	401	409
Equity investments	1,605	1,521	1,581	1,583	1,607	1,622
Other investments and long-term receivables	76	70	361	383	421	231
Goodwill	595	576	585	591	582	588
Intangible assets, net	1,149	1,103	1,073	1,038	999	966
Other assets, net	245	261	292	246	233	221

Total assets	$23,609	$23,545	$25,104	$24,220	$24,677	$25,048

Current maturities of long-term debt	$—	$—	$—	$1	$1	$1
Short-term debt	42	48	47	95	115	114
Accounts payable	3,545	3,004	3,297	3,285	3,217	3,324
Accrued liabilities	1,049	915	1,177	1,157	1,217	1,047
Deferred income taxes	310	277	304	558	557	550

Total current liabilities	4,946	4,244	4,825	5,096	5,107	5,036
Long-term debt	3,984	4,305	4,305	4,304	4,307	4,306
Other liabilities	2,281	2,208	2,153	2,327	2,306	2,325
Deferred income taxes	1,035	1,245	1,460	1,314	1,277	1,312
Stockholders’ equity	11,310	11,492	12,312	11,139	11,641	12,032
Non-controlling interests	53	51	49	40	39	37

Total liabilities and stockholders’ equity	$23,609	$23,545	$25,104	$24,220	$24,677	$25,048

LyondellBasell Industries	15
www.lyondellbasell.com